Exhibit 21.1

SUBSIDIARIES OF

CAMBIUM LEARNING GROUP, INC. (Delaware)

December 31, 2012

Voyager Learning Company	Delaware
VSS-Cambium Holdings II Corp.	Delaware
VSS-Cambium Holdings, LLC	Delaware
VSS-Cambium Holdings IV, LLC	Delaware
Cambium Learning, Inc.	Delaware
Cambium Education, Inc.	Delaware
Kurzweil/Intellitools, Inc.	Delaware
LAZEL, Inc.	Delaware